Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Gerry Keir (808) 525-7086
gerry.keir@fhwn.com

BANCWEST POSTS EARNINGS OF $136.6 MILLION,
UP 20.8% FROM FIRST QUARTER OF 2004

     (Honolulu and San Francisco, April 21, 2005) – BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $136.6 million for the first quarter of 2005, up 20.8% from the same quarter last year.

     “Continued organic growth, plus our first full quarter following the acquisitions of Community First and Union Safe Deposit, produced yet another earnings record for BancWest. Both Bank of the West and First Hawaiian Bank had strong quarters,” said Don J. McGrath, President and Chief Executive Officer of BancWest.

     Net income for the quarter included after-tax restructuring expenses of $3.2 million related to the acquisitions of Community First Bankshares, Inc. and USDB Bancorp during the fourth quarter of 2004. Excluding these expenses, net income would have increased 23.6% for the first quarter from the same period in 2004.

BancWest First-Quarter Results:

     Assets, loans, deposits. BancWest had total assets of $51.4 billion at March 31, 2005, up 32.1% from a year earlier. Loans and leases totaled $33.1 billion, up 26.3%. Deposits were $35.0 billion, up 30.7%. The increases were due both to internal organic growth and to the acquisitions completed in the fourth quarter of 2004.

     Credit quality. BancWest’s nonperforming assets were 0.45% of loans and foreclosed properties at March 31, 2005, an improvement from 0.58% a year earlier.

     Loan loss reserve. Consistent with the improvement in credit quality, BancWest’s allowance for credit losses was 1.31% of total loans and leases at March 31, 2005, a reduction from 1.51% a year earlier.

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BancWest Posts Earnings of $136.6 Million,
Up 20.8% from First Quarter of 2004

     Net interest income for the quarter was $394.4 million, up 23.3% from the first quarter of 2004. Net interest margin was 3.80% compared with 3.96% for the same quarter a year ago.

     Noninterest income, at $122.8 million, increased 19.8% from the first quarter of 2004.

     Noninterest expense was $292.1 million for the quarter, up 33.4% from the same quarter a year ago, due largely to the acquisitions. Excluding $5.3 million of merger-related expenses, noninterest expense increased 31.0%.

     The provision for loan and lease losses for the quarter was $11.1 million, compared with $18.9 million in first quarter 2004. The reduction was due to the improvement in the quality of the portfolio of loans and leases.

     Provision for income taxes. The effective tax rate was 36.2%, compared with 38.8% in first quarter 2004, due to a reduction in reserves for Unitary State Tax liabilities.

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     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $51.4 billion. It is a wholly owned subsidiary of BNP Paribas (www.bnpparibas.com), an international financial services group. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (480 banking locations in Arizona, California, Colorado, Idaho, Iowa, Minnesota, Nebraska, New Mexico, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington, Wisconsin and Wyoming) and First Hawaiian Bank (61 branches in Hawaii, Guam and Saipan).

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